Exhibit 99.1

October 1, 2010

Mr. Kenneth E. deLaski

100 Interpromontory Rd.

Great Falls, VA 22066

Re:	Waiver of Shareholders’ Agreement Restrictions

Dear Ken,

Reference is made to the Shareholders’ Agreement, dated as of April 22, 2005, as it has been and may be amended from time to time (the “Shareholders’ Agreement”), by and among Deltek, Inc., a Delaware corporation (formerly Deltek Systems, Inc., a Virginia corporation) (the “Company”), the shareholders of the Company listed on the signature pages to the Shareholders’ Agreement and, with respect to Sections 3.3 and 3.4 thereof, New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. and Allegheny New Mountain Partners, L.P. (collectively, the “NMP Entities”). This letter is to confirm our agreement as follows:

1.	Subject to the limitations described in paragraphs 2 and 3 below, each of the Company and NMP Entities hereby waives compliance by the following entities and individuals (each a “Waived Party” and collectively the “Waived Parties”) with Section 3.1 of the Shareholders’ Agreement:

•	Kenneth E. deLaski

•	Donald deLaski 2008 Grantor Retained Annuity Trust

•	David deLaski

•	The Tena Renken deLaski Marital Trust

•	The Onae Trust

•	The Daphne Jean deLaski Irrevocable Trust

•	The Dana Nancy deLaski Irrevocable Trust

•	Kathleen deLaski

•	Edward Grubb

2.	No more than 50,000 shares may be sold in the aggregate by the Waived Parties in a single day;

3.	No more than 150,00 shares may be sold in the aggregate by the Waived Parties in a single week;

4.	The volume limitations described in paragraphs 2 and 3 above shall not apply to block trades, provided that any block trade occurs at prices that are within 10% of the most recent market trade.

5.	Notwithstanding the transfer limitations imposed by Section 3 of the Shareholders’ Agreement, the shares of Company common stock held by a Waived Party and subject to the Shareholders’ Agreement may be transferred or assigned to any trust, corporation or partnership of which the applicable Waived Party is the trustee, controlling member or controlling shareholder, provided that such trust, corporation or partnership complies with (i) the provisions of this letter and (ii) the provisions of Shareholders’ Agreement as if such trust, corporation or partnership were a Permitted Transferee under the Shareholders’ Agreement.

6.	In all other respects, the Shareholders’ Agreement shall remain in full force and effect in accordance with its terms.

If the foregoing corresponds to your understanding of our agreement, please sign this letter and the enclosed copy in the space provided and return one copy to us.

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Very truly yours,

Deltek, Inc.

	By:	/s/ Kevin Parker
		Name:	Kevin Parker
		Title:	Chairman, President and Chief Executive Officer

NEW MOUNTAIN PARTNERS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
		Name:	Steven B. Klinsky
		Title:	Managing Member

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
		Name:	Steven B. Klinsky
		Title:	Managing Member

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
		Name:	Steven B. Klinsky
		Title:	Managing Member

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE FIRST WRITTEN ABOVE

KENNETH E. DELASKI

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski

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